Exhibit 99.1

Contact:	Robert J. Medlock Executive Vice President & Chief Financial Officer (281) 897-7788

NCI BUILDING SYSTEMS, INC. ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

Houston (November 8, 2004) - NCI Building Systems, Inc. (NYSE: NCS) today announced that it intends to offer $150 million aggregate principal amount of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. NCI also plans to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of notes.

     NCI plans to use the net proceeds of the offering to finance future and pending acquisitions, including approximately $17 million to pay the cash portion of the purchase price for Heritage Building Systems, Inc. and Steelbuilding.com. Pending NCI’s use of the net proceeds for acquisitions, it intends to invest the balance in short-term debt securities or similar investments. If NCI does not apply the proceeds towards the purchase price of an acquisition or acquisitions within 12 months (and in certain circumstances, 18 months) of the closing of this offering, the remaining proceeds will, pursuant to the terms of NCI’s existing senior credit agreement, be applied towards the repayment of the outstanding balance on NCI’s senior term loan.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of NCI and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Any offers of the securities will be made exclusively by means of a private offering memorandum.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including those relating to whether or not NCI will offer the notes or consummate the offering, relating to the anticipated terms of the notes and the offering, market conditions for the note offering, and relating to other risks and uncertainties detailed in NCI’s filings with the Securities and Exchange Commission. Actual performance of the Company may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are increases in the Company’s estimates for environmental remediation costs, industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute on the Company’s acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect the Company’s financial position and results of operations are described in further detail in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P O Box 692055 • Houston, Texas 77269-2055 • Telephone: (218) 897-7788 • Fax: (281) 477-9675